EXHIBIT NO. 21

Subsidiaries of Registrant

	Percentage	Jurisdiction or State
Subsidiaries	Owned	of Incorporation

Provident Community Bank	100%	United States

Provident Community
Bancshares Capital Trust I	100%	Delaware

Provident Community
Bancshares Capital Trust II	100%	Delaware